UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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REYNOLDS CONSUMER PRODUCTS INC.

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Reynolds Consumer Products Inc.

1900 W. Field Court

Lake Forest, Illinois 60045

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2021 Annual Meeting of Stockholders of Reynolds Consumer Products Inc. will be held on Tuesday, May 25, 2021, at 4:00 p.m. Central Time.

The Annual Meeting will be completely virtual. You may attend the meeting, submit questions, and vote your shares electronically during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/REYN2021 and entering the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. Instructions on how to attend and participate in the Annual Meeting via the webcast are posted on this site as well.

The purposes of the meeting are the following:

1.	to elect three directors to serve until the 2024 Annual Meeting of Stockholders;
2.	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021;
3.	to approve, on an advisory basis, the 2020 compensation of our named executive officers as disclosed in the accompanying proxy statement;
4.	to vote, on an advisory basis, on the frequency of future advisory votes on the compensation of our named executive officers; and
5.	to transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof.

Only stockholders of record at the close of business on March 31, 2021 will be entitled to vote at the meeting and any adjournment or postponement thereof.

Your vote is important. To ensure that your vote is recorded promptly, please vote as soon as possible by submitting your proxy via the internet at the address listed on the Notice or proxy card, by telephone using the toll-free number listed on the proxy card or by signing, dating and returning the proxy card.

By Order of the Board of Directors,

Lake Forest, Illinois April 12, 2021	/s/ David Watson David Watson General Counsel and Secretary

Cautionary Note Regarding Forward-Looking Statements

The statements included in this proxy statement regarding future performance and results, expectations, plans, strategies, priorities, commitments and other statements that are not historical facts are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are based upon current beliefs, expectations and assumptions and are subject to significant risks, uncertainties and changes in circumstances that could cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020. Readers of this proxy statement are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PROXY STATEMENT SUMMARY

Our Board of Directors (the “Board of Directors” or “Board”) has made this Proxy Statement and related materials available to you on the internet, or at your request has delivered printed versions to you by mail, in connection with the Board of Directors’ solicitation of proxies for our 2021 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Tuesday, May 25, 2021, at 4:00 p.m. Central Time, in a virtual meeting format only, and any adjournment of the Annual Meeting. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners as of the record date identified below. The mailing of the Notice to our stockholders is scheduled to begin on or about April 12, 2021.

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information you should consider, and we urge you to read the entire proxy statement, as well as our 2020 Annual Report, before voting.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDERS MEETING TO BE HELD ON MAY 25, 2021: This Proxy Statement and our 2020 Annual Report to Stockholders are available at www.proxyvote.com.

VOTING MATTERS AND BOARD RECOMMENDATION

Voting Matter	Board Recommendation
Proposal 1: Election of three directors	FOR each nominee

Proposal 2: To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021	FOR

Proposal 3: To approve, on an advisory basis, the 2020 compensation of our named executive officers	FOR

Proposal 4: To approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers	ANNUAL BASIS

DIRECTOR NOMINEES AND CONTINUING DIRECTORS

Director	Age	Director Since	Principal Occupation	Independent	Audit Committee	CNG Committee
Greg Cole	58	2019	Senior Executive, Rank			✓
Thomas Degnan	73	2019	Former Chief Executive Officer, PEI			Chair
Helen Golding	58	2019	General Counsel, Rank
Marla Gottschalk	60	2020	Former Chief Executive Officer, The Pampered Chef	✓	Chair
Allen Hugli	58	2021	Chief Financial Officer, Rank
Lance Mitchell	61	2019	Chief Executive Officer, Reynolds Consumer Products
Richard Noll(1)	63	2020	Former Chief Executive Officer, Hanesbrands Inc.	✓	✓	✓
Ann Ziegler	62	2020	Former Senior Vice President and Chief Financial Officer, CDW Corporation	✓	✓

(1)	Chairman of the Board

CORPORATE GOVERNANCE HIGHLIGHTS

•	Independent Chairman of the Board
•	Diverse Board with effective mix of skills, experiences and perspectives
•	3 of 8 Board members are female
•	Independent directors hold executive sessions without management present
•	Single class voting structure (one share, one vote)
•	Code of business conduct applicable to all employees, officers and directors
•	Extensive Board oversight of cybersecurity and other risk management matters
•	Board oversight of environmental, social and governance matters
•	Board oversight of health and safety matters
•	Extensive management engagement with potential and existing shareholders

EXECUTIVE COMPENSATION BEST PRACTICES

We annually evaluate all elements of our named executive officers (“NEOs”) pay to ensure alignment with performance objectives, market best practices and stockholder interests. The following summarizes our current practices.

What We Do
✓

Pay for performance by providing the majority of senior executive compensation in the form of variable cash incentives and equity awards tied to meeting performance goals and increasing our share price

✓	Establish challenging performance goals in incentive plans
✓	Require non-competition agreement for equity award eligibility
✓	Provide limited executive perquisites
✓	Discourage excessive risk-taking and encourage long-term decision-making with our compensation programs, in alignment with the interests of our shareholders
✓	Review executive compensation levels and practices relative to our peer group and relevant survey data
✓	Use an outside independent compensation consultant engaged directly by the CNG Committee to advise on executive compensation matters
✓	Subject executives’ cash and equity-based incentive compensation to clawback

What We Don’t Do
X	Provide automatic salary increases for our executives in their employment agreements
X	Maintain supplemental executive retirement plans for our executives
X	Pay dividends on unearned performance-based equity awards
X	Provide excise tax gross-ups
X	Allow hedging or pledging of company securities
X	Reprice or exchange underwater stock options without shareholder approval

Proposal 1: election of directors

Our Board of Directors is presently comprised of eight directors, divided into three classes serving staggered three-year terms. The term of the Class I directors expires at our 2021 Annual Meeting of Stockholders, the term of the Class II directors expires at our 2022 Annual Meeting of Stockholders, and the term of the Class III directors expires at our 2023 Annual Meeting of Stockholders. The current members of each class of directors is as follows:

•	Class I directors: Thomas Degnan, Helen Golding and Allen Hugli
•	Class II directors: Gregory Cole and Ann Ziegler
•	Class III directors: Marla Gottschalk, Lance Mitchell and Richard Noll

We have entered into a Stockholders Agreement (the “Stockholders Agreement”) with Packaging Finance Limited (“PFL”) which, among other things, provides that PFL has the right to nominate all of our directors so long as the Hart Entities (as defined in the Stockholders Agreement) beneficially own at least 50% of the outstanding shares of our common stock; a majority of our directors so long as they own at least 40% of our stock; and at least one director so long as they own at least 10% of our stock.  Currently, PFL has the right to nominate all of our directors, and all of our directors were nominated by, and may be removed by, PFL. Based on the recommendation of the Compensation, Nominating and Corporate Governance Committee (the “CNG Committee”) and designated by PFL, the Board has nominated Thomas Degnan, Helen Golding and Allen Hugli for election as directors at the 2021 annual meeting, to serve until the 2024 annual meeting of stockholders.

Proxies cannot be voted for a greater number of persons than three, the number of nominees named in this proxy statement. We expect each nominee for election as a director will be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees.

Set forth below is biographical information as of March 31, 2021, for the nominees and each person whose term of office as a director will continue after the Annual Meeting. There are no family relationships among our executive officers or directors.

Gregory Cole

Age: 58

Director Since: October 2019

Class II

Committees:

•    Compensation, Nominating and Corporate Governance Committee

Mr. Cole been a member of the Company’s Board of Directors since October 2019 and is a member of the CNG Committee.  Mr. Cole was a member of the Audit Committee from January 2020 to January 2021 and currently serves as a senior executive and a director of Rank Group Limited (“Rank”) and a director of other entities owned by Mr. Hart. He has been a senior executive of Rank since 2004. He is a director of our controlling shareholder, PFL. From 1994 to 2004, Mr. Cole was a partner with Deloitte Touche Tohmatsu, which he joined in 1986.  Mr. Cole received a Bachelor of Commerce from the University of Auckland.

Mr. Cole brings to the Board valuable perspective and insight with respect to the Company’s business, industry, challenges, and opportunities as a result of his years serving in a variety of senior executive positions for Rank.

Thomas Degnan

Age: 73

Director Since: October 2019

Class I

Committees:

•    Compensation, Nominating and Corporate Governance Committee (Chair)

Mr. Degnan has been a member of the Company’s Board of Directors since October 2019 and is the Chair of the CNG Committee. In January 2021 he retired from Pactiv Evergreen Inc. (“PEI”, previously known as Reynolds Group Holdings Limited “RGHL”), where he served as a director and the Chief Executive Officer of RGHL since 2007. Mr. Degnan received a B.A. from Loyola University of Chicago.

Mr. Degnan brings to the Board valuable perspective and insight with respect to the business, industry, challenges, and opportunities as a result of his years serving as Chief Executive Officer of the Company’s former parent company, RGHL.

Helen Golding

Age: 58

Director Since: October 2019

Class I

Committees: None

Ms. Golding has been a member of the Company’s Board of Directors since October 2019.  She is a director of our controlling shareholder, PFL, and currently serves as Group Legal Counsel and a director of Rank and a director of other entities owned by Mr. Hart. She has been a senior executive of Rank since 2006.  Ms. Golding joined Rank from Burns, Philp & Company Pty Limited where she served as Company Secretary and Group Legal Counsel from 1998 to 2006.  Prior to that, she was a private practitioner in a Sydney-based law firm.  Ms. Golding received a Bachelor of Economics and Master of Laws from the University of Sydney.

Ms. Golding brings to the Board valuable perspective and insight with respect to the Company’s business, industry, challenges, and opportunities as a result of her years serving as Group Legal Counsel for Rank.

Marla Gottschalk

Age: 60

Director Since: January 2020

Class III

Committees:

•    Audit Committee (Chair)

Ms. Gottschalk has been a member of the Company’s Board of Directors since January 2020 and is the Chair of the Audit Committee. Ms. Gottschalk previously served as the Chief Executive Officer of The Pampered Chef Ltd. from 2006 to 2013 and as Chief Operating Officer from 2003 to 2006.  Ms. Gottschalk joined Pampered Chef from Kraft Foods, Inc., where she worked for 14 years in various management positions, including as Senior Vice President of Financial Planning and Investor Relations for Kraft, Executive Vice President and General Manager of Post Cereal Division and Vice President of Marketing and Strategy of the Kraft Cheese Division.  Ms. Gottschalk is currently a member of the board of directors of Potbelly Corporation and Big Lots, Inc., where she serves as the chair of their audit committees and as a member of their compensation committees.  She also serves as a strategic board advisor for Ocean Spray Cranberries, Inc. and as a member of the board of directors of Underwriters Laboratories.  Ms. Gottschalk received a B.S. in Business from Indiana University and a Masters in Management Studies from Northwestern University’s J.L. Kellogg Graduate School of Management.

Ms. Gottschalk brings to the Board qualifications that include her extensive experience with global companies, her expertise in the consumer products industry and her years of experience in operations and strategic management.

Allen Hugli

Age: 58

Director Since: March 2021

Class I

Committees: None

Mr. Hugli has served as a member of the Company’s Board of Directors since March 2021. He is a director of our controlling shareholder, PFL, and currently serves as Chief Financial Officer and a director of Rank, a director of PEI where he also served as the Chief Financial Officer from 2009 to 2020, and a director of other entities owned by Mr. Hart. He has been a senior executive of Rank since 1993. Mr. Hugli previously held positions in financial management and audit practices in Australia, Canada and New Zealand. Mr. Hugli received a Bachelor of Commerce (Honours) from Queen’s University at Kingston. Mr. Hugli holds a CPA CA designation from the Chartered Professional Accountants of Canada.

Mr. Hugli brings to the Board valuable perspective and insight with respect to the Company’s business, industry, challenges, and opportunities as a result of his years serving as Chief Financial Officer and a director of Rank.

Lance Mitchell

Age: 61

Director Since: October 2019

Class III

Committees: None

Mr. Mitchell has served as the Company’s President and Chief Executive Officer since 2011 and as a member of the Company’s Board of Directors since October 2019. From 2006 to 2011, Mr. Mitchell served as President of Closure Systems International (part of PEI and its subsidiaries (“PEI Group”) from 2008 to 2019). Mr. Mitchell commenced his career in sales and marketing at Owens Corning Fiberglass, progressed to General Management positions at Avery Dennison and Goodrich followed by executive management positions at PolyOne and Alcoa before joining PEI Group in 2008. Mr. Mitchell received a B.S. in Business from Bowling Green State University.

Mr. Mitchell brings to the Board valuable perspective and insight with respect to the business, industry, challenges, and opportunities as a result of his years serving as the senior executive officer of the Company. Mr. Mitchell also represents management’s perspective on important matters to the Board.

Richard Noll

Age: 63

Director Since: January 2020

Non-Executive Chairman of the Board Since: January 2020

Class III

Committees:

•    Audit Committee

•    Compensation, Nominating and Corporate Governance Committee

Mr. Noll has served as a member of the Company’s Board of Directors since January 2020 and is a member of the Audit Committee and the CNG Committee. Mr. Noll served as Chairman of the Board of Directors of Hanesbrands Inc. from 2009 to 2019 and Chief Executive Officer from 2006 to 2016.  Mr. Noll joined Hanesbrands Inc. from Sara Lee Corporation where he worked for 14 years in various management positions, including President and Chief Operating Officer of Branded Apparel and Chief Executive Officer and Chief Operating Officer of Sara Lee Bakery Group, and led the turnarounds of several Sara Lee Corporation bakery and apparel businesses.  Mr. Noll is currently a member of the board of directors of Carter’s Inc., where he serves as a member of its compensation committee, and a member of the board of directors of Jack Creek Investment Corp., where he serves as a member of its audit, compensation and nominating committees. Mr. Noll previously served as a director of Fresh Market Inc. from 2011 to 2016.  Mr. Noll received a B.A. in Business Administration from Pennsylvania State University and an M.B.A. from Carnegie Mellon University.

Mr. Noll brings to the Board broad experience with business issues applicable to the success of a publicly-traded company, including a controlled company, and the consumer packaged goods industry after his experience and holding senior leadership positions at Hanesbrands Inc.

Ann Ziegler

Age: 62

Director Since: September 2020

Class II

Committees:

•    Audit Committee

Ms. Ziegler has served as a member of the Company’s Board of Directors since September 2020 and is a member of the Audit Committee. Ms. Ziegler served as Senior Vice President and Chief Financial Officer of CDW Corporation, a technology solutions provider, from 2008 to 2017. From 2005 to 2008, Ms. Ziegler served as Chief Financial Officer and Senior Vice President, Administration of Sara Lee Food & Beverage, a division of Sara Lee Corporation, a global consumer goods company. From 2003 to 2005, Ms. Ziegler served as Chief Financial Officer and Senior Vice President, Administration of Sara Lee Bakery Group. From 1993 to 2003, Ms. Ziegler served in various corporate development and legal positions at Sara Lee. Prior to joining Sara Lee, Ms. Ziegler was a corporate attorney at the law firm of Skadden, Arps, Slate, Meagher & Flom. Ms. Ziegler is currently a member of the board of directors of Hanesbrands Inc., where she serves as a chair of its compensation committee and a member of its nominating and governance committee, a member of the board of directors of US Foods Holding Corp, where she serves as a member of its audit and compensation committees, and a member of the board of directors of Wolters Kluwer, where she serves as a vice chair and member of the selection and remuneration committee. During the past five years, Ms. Ziegler also served on the board of directors of Groupon, Inc. Ms. Ziegler received a B.A. in Economics and Government from The College of William and Mary and a J.D. from University of Chicago Law School.

Ms. Ziegler brings to the Board experience in senior leadership positions with companies in the consumer products industry, including with corporate risk management issues, and preparing or overseeing the preparation of financial statements.  She has experience in corporate governance through service as a director of other public companies.

Board of Directors’ Recommendation

The proposal for the election of directors relates solely to the election of the directors nominated by the Board of Directors.

The Board of Directors recommends that stockholders vote FOR the election of the three director nominees, Thomas Degnan, Helen Golding and Allen Hugli.

CORPORATE GOVERNANCE

Director Independence

We are a “controlled company” under the rules of the Nasdaq Stock Market LLC (“Nasdaq”).  As a result, we qualify for exemptions from, and have elected not to comply with, certain corporate governance requirements under the rules, including the requirements that within one year of the closing of our initial public offering (“IPO”) we have a Board that is composed of a majority of “independent directors,” as defined under the Nasdaq rules, and a compensation and nominating committee that is composed entirely of independent directors.

Even though we are a controlled company, we are required to comply with the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the Audit Committee.  As a newly-public company, we were able to, and did, rely on an exemption from the requirement that all members of the Audit Committee be independent directors for a period of one year after our IPO, and Mr. Cole, a non-independent director, served on the Audit Committee from the date of our IPO until January 27, 2021. Currently, all members of the Audit Committee are independent directors.

Our Board of Directors has determined that Ms. Gottschalk, Mr. Noll and Ms. Ziegler are independent directors under Nasdaq rules.  In making such independence determination, the Board of Directors considered the relationships that each such non-employee director has with our Company and all other facts and circumstances that the Board of Directors deemed relevant in determining their independence.

Board Leadership Structure

The positions of our Chairman of the Board and Chief Executive Officer are presently separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to, and oversight of, management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board of Directors’ oversight responsibilities continue to grow. Our Board of Directors also believes that this structure ensures a greater role for the non-management directors in the oversight of our Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board of Directors. Although our By-Laws and Corporate Governance Guidelines do not require our Chairman of the Board and Chief Executive Officer positions to be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for the Company at this time.

Stockholder Communications

A shareholder or other interested party may submit a written communication to the Board of Directors by sending it to the Board in care of Corporate Secretary at Reynolds Consumer Products, 1900 West Field Court, Lake Forest, IL 60045 Attention: Corporate Secretary. The Corporate Secretary will send copies of all communications to the Chairman and Chief Executive Officer and, when appropriate, to all Board members.

Procedures for Selecting and Nominating Director Candidates

The CNG Committee Charter adopted in 2020 provides:

•	The CNG Committee shall oversee searches for and identify qualified individuals for membership on the Board.
•

The CNG Committee shall recommend to the Board criteria for Board and Board committee membership and shall recommend individuals for membership on the Board and its committees. In making its recommendations for Board and committee membership, the Committee shall:

o

review candidates’ qualifications for membership on the Board or a committee of the Board (including making a specific determination as to the independence of each candidate) based on the criteria approved by the Board (and taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under law or Nasdaq rules for Audit Committee or other committee membership purposes);

o	in evaluating current directors for re-nomination to the Board or re-appointment to any Board committees, assess the performance of such directors;
o

periodically review the composition of the Board and its committees in light of the current challenges and needs of the Board, the Company and each committee, and determine whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background and experience;

o

periodically review, as appropriate, the service of all directors on the boards of other public companies with consideration to the substantial time commitment required of directors and make such recommendations to the Board as it may deem advisable;

o	consider rotation of committee members and committee chairs, as appropriate; and
o	consider any other factors that are set forth in the Company’s Corporate Governance Guidelines or are deemed appropriate by the CNG Committee or the Board.

Pursuant to the Stockholders Agreement between the Company and PFL, PFL has the right to nominate all of our directors so long as the Hart Entities (as defined in the Stockholders Agreement) beneficially own at least 50% of the outstanding shares of our common stock; a majority of our directors so long as they own at least 40% of our stock; and at least one director so long as they own at least 10% of our stock.  Currently, PFL has the right to nominate all of our directors, and all of our directors were nominated by, and may be removed by, PFL.

The Company’s Bylaws include provisions for nomination and election of directors at the annual meeting of stockholders and requirements for director nominees.

The CNG Committee will consider director candidates recommended by stockholders in the same manner that it considers all director candidates. Stockholders who wish to suggest qualified candidates should write to Reynolds Consumer Products, 1900 West Field Court, Lake Forest, IL 60045 Attention: Corporate Secretary. Any such recommendation should include a description of the candidate’s qualifications for board service; the candidate’s written consent to be considered for nomination and to serve if nominated and elected; and addresses and telephone numbers for contacting the stockholder and the candidate for more information.

Board Meetings and Committees

Our Board of Directors held seven meetings during 2020. The independent directors regularly hold executive sessions at meetings of the Board of Directors. During 2020, each of the directors then in office attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director then served. Directors are encouraged to attend the annual meetings of stockholders of the Company, as provided in our Corporate Governance Guidelines.

During 2020, our Board of Directors had two standing committees: the Audit Committee and the CNG Committee. The following sets forth the membership of each of our committees as of March 31, 2021:

Audit Committee	Compensation, Nominating and Corporate Governance Committee
Marla Gottschalk (Chair)	Thomas Degnan (Chair)
Richard Noll	Gregory Cole
Ann Ziegler	Richard Noll

Audit Committee

The members of our Audit Committee are Ms. Gottschalk (Chair), Mr. Noll and Ms. Ziegler. The composition of our Audit Committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Each member of our Audit Committee is financially literate. In addition, our board of directors has determined that Ms. Gottschalk is an “Audit Committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”). This designation does not impose any duties, obligations or liabilities that are greater than are generally imposed on members of our Audit Committee and our board of directors. Our Audit Committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;
•	ensuring the independence of the independent registered public accounting firm;
•

approving the planned scope and timing, and discussing the findings, of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to anonymously submit concerns about questionable accounting or auditing matters;
•	considering the adequacy of our internal controls and internal audit function;
•	reviewing and approving related person transactions and those that require disclosure; and
•	approving or, as permitted, pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm.

The Audit Committee held four meetings during 2020. The Audit Committee operates under a written charter approved by the Board, a copy of which is available in the “Investors—Corporate Governance—Documents and Charters” section of our website at www.reynoldsconsumerproducts.com.

Compensation, Nominating and Corporate Governance Committee

The members of our CNG Committee are Mr. Degnan (Chair), Mr. Cole and Mr. Noll.  Our CNG Committee is responsible for, among other things:

•	recommending to our board of directors for determination, the compensation of our executive officers;
•	reviewing and approving the compensation of our directors;
•	administering our stock and equity incentive plans;
•	reviewing and evaluating, or making recommendations to our board of directors with respect to, incentive compensation and equity plans;
•	reviewing our overall compensation philosophy;

•	identifying and recommending candidates for membership on our board of directors;
•	reviewing and recommending our corporate governance guidelines and policies;
•	reviewing and considering proposed waivers of the code of conduct for directors and executive officers and making recommendations to our board of directors;
•	overseeing the process of evaluating the performance of our board of directors; and
•	assisting our board of directors on corporate governance matters.

The CNG Committee held five meetings during 2020. The CNG Committee operates under a written charter approved by the Board, a copy of which is available in the “Investors—Corporate Governance—Documents and Charters” section of our website at www.reynoldsconsumerproducts.com.

Risk Oversight

Our Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our Company, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our Company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

Each of our Board committees also coordinates oversight of the management of our risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Chief Financial Officer is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our Audit Committee meets privately with representatives from our independent registered public accounting firm, and privately with our Chief Financial Officer. In addition, the CNG Committee reviews the Company’s compensation program and risk elements to the Company in connection with the structure of the compensation plan.

Board Evaluations

The Company intends to implement a Board of Directors evaluation process in 2021.

Environmental, Social & Governance Matters

Management recognizes the importance of Environmental, Social & Governance matters to all stakeholders and has reviewed and discussed with the Board the Company’s development of its Environmental, Social & Governance framework.  Management will continue to provide regular updates to the Board while also providing regular updates to Company stakeholders.  Additional information about the Company’s Environmental, Social & Governance actions, goals and initiatives is included in our 2020 Annual Report to Stockholders, which is being provided as part of the proxy materials and is available on our corporate website at www.reynoldsconsumerproducts.com.

DIRECTOR COMPENSATION

Beginning in 2020, our directors who are not employees of our company or of Rank Group or PEI (the “non-affiliated directors”) received the following annual retainers and annual equity compensation grants:

•	Board member: $230,000, of which $100,000 is an annual cash retainer and $130,000 is in the form of an annual grant of restricted stock units (“RSUs”).
•

Chairman of the Board: $115,000, of which $50,000 is an annual cash retainer and $65,000 is in the form of an annual grant of RSUs, in addition to the $230,000 in board member payments and grants described above.

•	Chairs of our Audit Committee and our CNG Committee: $20,000, as an annual cash retainer.
•	Members of our Audit Committee and our CNG Committee (other than the Chairman of the Board): $10,000, as an annual cash retainer.

RSUs are granted pursuant to the Reynolds Consumer Products Inc. Equity Incentive Plan (the “Equity Incentive Plan”) and the number of RSUs granted is calculated by dividing the applicable dollar value by the closing sale price per share of our common stock on the date of grant. The RSUs granted in 2020 to our non-affiliated directors were granted to Ms. Gottschalk and Mr. Noll on March 5, 2020 and vested in full on the first anniversary thereof, and were granted on a prorated amount to Ms. Ziegler on September 22, 2020 when she was appointed to the Board and vest in full on the first anniversary thereof.

We plan to grant RSUs and make the annual cash retainer payments to non-affiliated directors on the date of the annual meeting of stockholders in each year, beginning in 2022.  For 2021, as a transition year, the RSUs were granted, and the cash retainer amounts (adjusted to reflect standardizing payment dates, moving Mr. Degnan and Ms. Ziegler from January to April and Ms. Gottschalk and Mr. Noll from February to April) were paid, to non-affiliated directors (Mr. Degnan, Mr. Noll, Ms. Gottschalk and Ms. Ziegler) on April 1, 2021. The RSUs will vest in full on April 1, 2022, subject to continued service.

Directors who are also full-time officers or employees of the Company receive no additional compensation for serving as directors. An individual who is a non-employee director may not receive awards, in cash or otherwise, for any calendar year that total more than $750,000 in the aggregate.

We also reimburse all of our directors for their reasonable expenses incurred in attending meetings of our Board of Directors or committees, and have entered into Indemnification Agreements with our directors.

The following table presents the compensation for each person who served as a member of our Board of Directors during 2020, other than Mr. Mitchell. Mr. Mitchell, who is also our Chief Executive Officer, receives no compensation for his service as a director. The compensation received by Mr. Mitchell as our Chief Executive Officer during 2020 is presented in the 2020 Summary Compensation Table. Mr. Cole, Mr. Degnan and Ms. Golding did not receive any compensation for his or her service as a director of ours in 2020, due to the fact that they were serving as officers of Rank Group or PEI at the time of payment or grant.

2020 Director Compensation Table

	Fees Earned or Paid in Cash	Stock Awards	Total
Name	($)	($)(1)	($)
Gregory Cole	$—	$—	$—
Thomas Degnan	—	—	—
Helen Golding	—	—	—
Marla Gottschalk	130,000	130,007	260,007
Richard Noll	150,000	194,995	344,995
Ann Ziegler	27,500	43,339	70,839

(1)	The number of unvested RSUs held by each director at December 31, 2020 was: Mr. Cole: zero; Mr. Degnan: zero; Ms. Golding: zero; Ms. Gottschalk: 4,335; Mr. Noll: 6,502; and Ms. Ziegler: 1,362.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021. Our Board of Directors recommends that stockholders vote for ratification of this appointment. If this proposal is not approved at the Annual Meeting, the Audit Committee will reconsider its appointment, but may decide not to direct the appointment of a different independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our stockholders’ best interests.

PricewaterhouseCoopers LLP has audited our financial statements for each year since 2015. We expect representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting and available to respond to appropriate questions. They will have the opportunity to make a statement if they desire to do so.

Board of Directors’ Recommendation

The Board of Directors recommends that stockholders vote FOR ratification of the appointment of
PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021.

AUDIT MATTERS

Auditor Fees

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2020 and 2019:

	2020	2019
	(in thousands)
Audit Fees	$2,300	$3,606
All Other Fees	360	—
Total	$2,660	$3,606

The Audit Fees for 2020 were for professional services rendered for the audits of the Company’s annual consolidated financial statements and quarterly consolidated financial statements. The All Other Fees for 2020 were for an internal control design assessment project. The Audit Fees for 2019 were for professional services rendered for the audits of the Company’s annual combined financial statements and quarterly combined financial statements. In addition, 2019 also included audit fees for professional services rendered in relation to the review of our registration statement and other documents filed with the SEC.

All audit services rendered by PricewaterhouseCoopers LLP in 2020 and 2019 were approved by the Audit Committee, which considered whether the provision of all services was compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Pre-Approval Policy

The Audit Committee has adopted a policy with respect to pre-approval of certain types of audit and non-audit related services specifically described by the Audit Committee on an annual basis.  In general, the Audit Committee has pre-approved the provision of certain audit services and audit-related services, in each case up to an annual amount which varies by the type of services.  Individual engagements anticipated to exceed such pre-established thresholds must be separately approved.  This policy also sets forth certain services that the Company’s independent public accountant is prohibited from providing to the Company.  The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

All services provided and fees charged by PricewaterhouseCoopers LLP to us were pre-approved in accordance with the policy described above.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for the year ended December 31, 2020. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and the SEC. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with PricewaterhouseCoopers LLP that firm’s independence. The Audit committee has concluded that PricewaterhouseCoopers LLP’s provision of audit and non-audit services to the company and its affiliates is compatible with PricewaterhouseCoopers LLP’s independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

Audit Committee

Marla Gottschalk, Chair

Richard Noll

Ann Ziegler

Proposal 3: advisory vote to approve the compensation of the named executive officers

We are providing our stockholders the opportunity to cast an advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement. As described in the Compensation Discussion and Analysis (“CD&A”), we have designed the compensation arrangements for our named executive officers to provide compensation in overall amounts and in forms that attract and retain talented and experienced individuals and motivate our executive officers to achieve the goals that are important to our growth. Our Board and CNG Committee believe that our executive compensation program is tied to performance, aligns with shareholder interests and merits stockholder support. Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion contained in this proxy statement.”

Because your vote is advisory, it will not be binding on the Board of Directors or the CNG Committee. However, the Board of Directors and the CNG Committee will carefully review the voting results. To the extent there is any significant negative vote on this proposal, we may consult directly with stockholders to better understand the concerns that influenced the vote.

Board of Directors’ Recommendation

The Board of Directors recommends that stockholders vote FOR the approval of the compensation of our named executive officers.

Proposal 4: advisory vote to Determine frequency of future advisory votes on executive compensation

We are providing our stockholders the opportunity to cast an advisory (non-binding) vote regarding the desired frequency for holding future non-binding advisory votes to approve the compensation of our named executive officers as described in our annual proxy statement.

This proposal gives our stockholders the opportunity to express their views as to whether say-on-pay votes should occur every one, two or three years. Because your vote is advisory, it will not be binding on the Board of Directors. However, the Board will carefully consider the outcome of the frequency vote and other communications from stockholders when making future decisions regarding the frequency of say-on-pay votes.

After careful consideration, the Board of Directors believes that submitting the advisory vote on executive compensation to stockholders on an annual basis is the most appropriate alternative at this time.

The proxy card provides stockholders with four choices (every one, two or three years, or abstain).

Board of Directors’ Recommendation

The Board of Directors recommends that stockholders vote for a frequency of ONE YEAR for future advisory votes on executive compensation.

EXECUTIVE COMPENSATION

The following provides information about our executive officers.

Name	Age	Position
Lance Mitchell	61	President and Chief Executive Officer
Michael Graham	59	Chief Financial Officer
Rachel Bishop	47	President, Hefty Tableware
Judith Buckner	52	President, Presto Products
Craig Cappel	50	President, Reynolds Cooking & Baking
Lisa Smith	52	President, Hefty Waste and Storage
Stephan Pace	58	President, Sales and Chief Customer Officer
Chris Mayrhofer	46	Senior Vice President and Corporate Controller

Lance Mitchell

Mr. Mitchell has served as the Company’s President and Chief Executive Officer since 2011 and as a member of the Company’s Board of Directors since October 2019.  From 2006 to 2011, Mr. Mitchell served as President of Closure Systems International (part of PEI Group from 2008 to 2019). Mr. Mitchell commenced his career in sales and marketing at Owens Corning Fiberglass, progressed to General Management positions at Avery Dennison and Goodrich followed by executive management positions at PolyOne and Alcoa before joining PEI Group in 2008. Mr. Mitchell received a B.S. in Business from Bowling Green State University.

Michael Graham

Mr. Graham has served as the Company’s Chief Financial Officer since 2016.  Mr. Graham joined RCP after serving as the CFO of Graham Packaging (part of PEI Group) from 2011 to 2016.  Prior to joining Graham Packaging, Mr. Graham led and managed several merger and integration activities for PEI and served as CFO of Reynolds Packaging from 2008 to 2010, collaboratively leading the integration of Reynolds Packaging into RGHL. Mr. Graham served as Group Controller and CFO of Alcoa’s Flat Rolled & Extruded Aluminum Group from 2004 to 2007.  From 1986 to 2003 Mr. Graham served in a variety of management positions at Honeywell International Inc. and AlliedSignal, Avaya Communications and General Mills, Inc.  Mr. Graham received a B.A. in Finance from Howard University.

Rachel Bishop

Ms. Bishop has served as the Company’s President of Hefty Tableware since 2019.  Prior to joining RCP, she served as Chief Strategy Officer from 2014 to 2017 and President, Snacks from 2017 to 2019 at TreeHouse Foods, Inc. Ms. Bishop was at The Walgreen Company from 2009 to 2014 where she most recently served as Group Vice President of Retail Strategy.  From 2001 to 2009, Ms. Bishop was at McKinsey & Company, where she worked with consumer businesses on a broad range of sales, marketing, and operational topics with a focus on growth strategy development and implementation.  Ms. Bishop earned a B.S. degrees in Materials Science and Engineering and in Geophysics from Brown University and a Ph.D. in Materials Science and Engineering with a minor in Technology Management from Northwestern University.

Judith Buckner

Ms. Buckner has served as the Company’s President of Presto Products since 2019. She previously served as Senior Vice President, Business Transformation of RCP from 2017 to 2019.  Ms. Buckner first joined RCP in 2000 as an Engineering Manager and has held various other leadership roles including Director of Manufacturing, Plant Manager, Director of Engineering and New Product Development and Vice President of Operations and Engineering.  Her prior experience includes various engineering and leadership roles in product development and operations at Hoechst-Celanese/Invista from 1991 to 2000.  Ms. Buckner earned a B.S. in Chemical Engineering from Purdue University.

Craig Cappel

Mr. Cappel has served as the Company’s President of Reynolds Cooking & Baking since 2018.  From 2015 to 2018, he served as President of Hefty Tableware.  From 2013 to 2015, Mr. Cappel served as the Chief Procurement and Technology Officer for PEI Group, leading global sourcing and technology across multiple businesses.  From 1997 to 2013, Mr. Cappel was with Pactiv as Vice President of Business Development and Innovation and various other leadership roles across innovation, engineering technology, new business development and business management.  From 1994 to 1997, he served as an engineer at TE Connectivity, Ltd. (formerly Amp Incorporated). Mr. Cappel received a B.S. from the College of Engineering Technology at the Rochester Institute of Technology and an M.S. in Product Design and Development Management from Northwestern University.

Lisa Smith

Ms. Smith has served as the Company’s President of the Hefty Waste & Storage business since 2020.  She previously served as Senior Vice President of Marketing for the Reynolds Cooking & Baking business since 2018, and prior to that was Vice President of Marketing for the Hefty Waste & Storage business from 2015 to 2018.  Ms. Smith first joined the Company in 2009. Her prior experience includes holding marketing, sales and category management roles at CPG organizations including Mars, Sara Lee and Sunstar/GUM.  Ms. Smith earned a B.S. in Marketing from the University of Illinois and an MBA from the J.L. Kellogg Graduate School of Management at Northwestern University.

Stephan Pace

Mr. Pace has served as the Company’s President, Sales and Chief Customer Officer since 2020. Prior to this role, he served as RCP’s President of Walmart/Sam’s and eCommerce since 2015 and RCP’s Chief Customer Officer and Senior Vice President of Sales beginning in 2010. He served as Vice President of Sales for Pactiv’s Consumer Products Division prior to PEI’s acquisition of Pactiv in 2010.  Mr. Pace joined Pactiv in 2001 and held several senior management positions.  Prior to joining Pactiv, he served in a variety of sales and marketing roles at Unilever plc and Procter & Gamble Company.  Mr. Pace received a B.A. in Economics from Wesleyan University.  He serves on the Board of Advisors for Tierra Nueva Fine Cocoa, d/b/a The Whole Coffee Company.

Chris Mayrhofer

Mr. Mayrhofer has served as the Company’s Senior Vice President and Corporate Controller since January 1, 2021 and as the Principal Accounting Officer since April 22, 2020. He previously served as Vice President and Controller for the Company from July 15, 2019 to January 1, 2021. Prior to joining the Company, Mr. Mayrhofer served as Vice President and Corporate Controller of Evergreen Packaging from 2017 to July 2019, Vice President and Corporate Controller of Graham Packaging from 2012 to 2017 and, prior to that, held various financial positons with PEI Group from 2009 to 2012, Performance Food Group Company from 2005 to 2009 and Ernst & Young LLP. He holds a Bachelor’s of Business Administration in Accounting from the University of Richmond and is a Certified Public Accountant.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This CD&A describes our compensation approach and programs for our NEOs, which include our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers for the year ended December 31, 2020.  Except as otherwise indicated, the information in this section relates to the compensation of our NEOs, and the principles underlying our executive compensation policies, during and for 2020.  Our NEOs for 2020 were:

•	Lance Mitchell, President and Chief Executive Officer
•	Michael Graham, Chief Financial Officer
•	Stephan Pace, President, Sales and Chief Customer Officer

•	Craig Cappel, President, Reynolds Cooking & Baking
•	Rachel Bishop, President, Hefty Tableware

The following discussion relates to the compensation of our NEOs whose compensation is disclosed below, as well as the overall principles underlying our executive compensation policies.

Our Compensation Objectives and Philosophy

Our compensation objectives include attracting and retaining top talent, motivating and rewarding the performance of senior executives in support of achievement of strategic, financial and operating performance objectives and ensuring that our total compensation packages are competitive in comparison to those offered by our peers.  Our NEOs, as well as our employees generally, participate in compensation and benefits plans and programs that are intended to align our compensation programs with our business objectives, promote good corporate governance and seek to achieve our compensation objectives.

To ensure that management’s interests are aligned with those of our stockholders and to motivate and reward individual initiative and effort, our executive compensation program emphasizes a pay-for-performance compensation philosophy so that attainment of enterprise-wide, business unit and individual performance goals are rewarded.  Through the use of performance-based plans that emphasize attainment of enterprise-wide and/or business unit goals, we seek to foster teamwork and commitment to performance.  Further, the use of components such as equity ownership and long-term equity-based incentive compensation programs is important to ensure that the efforts of management are consistent with the objectives of our stockholders.

Risk Assessment of Compensation Programs

Our CNG Committee, based on an evaluation by its independent compensation consultant, does not believe that our compensation arrangements, including financial performance measures used to determine short-term and long-term incentive payout amounts, provide our employees with an incentive to engage in business activities or other behavior that would expose us or our stockholders to risks that are reasonably likely to have a material adverse effect on our company.

Executive Compensation Process

Role of the Independent Compensation Consultant

Following our IPO in early 2020, the CNG Committee assumed responsibility for determining our compensation philosophy, structuring our compensation and benefits programs and determining appropriate payments and awards to our executive officers, including our NEOs.  The CNG Committee is also responsible for implementing, monitoring and evaluating our executive compensation philosophy and objectives and overseeing the compensation program for senior executives.  The CNG Committee’s responsibilities and authority are described fully in its Charter.  Our CNG Committee has engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent compensation consultant, to advise on compensation matters.

In addition, Pearl Meyer provided an analysis of base salary, annual incentive program (“AIP”) compensation and long-term incentive (“LTI”) compensation for senior executives, comparing them to executives at companies in our peer group (the “Benchmark Comparison Group”) and using compensation survey data for similarly sized organizations in our industry.

Peer Group

The Benchmark Comparison Group utilized as a benchmark for executive compensation matters for 2020 included:

• AptarGroup, Inc. • Church & Dwight Co., Inc. • Edgewell Personal Care Company • Energizer Holdings, Inc. • Greif, Inc. • Hasbro, Inc. • Helen of Troy Limited • Nu Skin Enterprises, Inc.

 •    O-I Glass, Inc.

 •    Sealed Air Corporation

 •    The Scotts Miracle-Gro Company

 •    Silgan Holdings Inc.

 •    Snap-on Incorporated

 •    Spectrum Brands Holdings, Inc.

 •    The Clorox Company

 •    Tupperware Brands Corporation

The criteria considered in selecting peer companies for the Benchmark Comparison Group include the following:

•	size, as measured by revenue, market capitalization and enterprise value;
•	industry category, including consumer household and personal products, household appliances, containers and packaging; and
•	competition for sources of talent.

Role of Management

Our CEO, in collaboration with Pearl Meyer and with input from the CNG Committee, makes recommendations to the CNG Committee for base salary, AIP, LTI and any other elements of our compensation program for each NEO (other than the CEO, whose compensation is determined solely by the CNG Committee).  Our CEO also provides recommendations to the CNG Committee on other elements of our compensation program for senior executives, including, for example, the design and metrics under our AIP and LTI programs.  While the CNG Committee will consider the CEO’s recommendations with respect to the compensation of the NEOs, the CNG Committee independently evaluates the recommendations and makes all final compensation decisions relating to the NEOs.

In the case of compensation for employees below the most senior level, the CNG Committee has delegated certain authority to our management to make determinations in accordance with guidelines established by the CNG Committee.

Total Direct Compensation

The CNG Committee, advised by its independent compensation consultant Pearl Meyer, is responsible for overseeing and approving the executive compensation program for the Company’s executive officers, including our named executive officers. To establish the appropriate target total direct compensation for each position, Pearl Meyer provides and the Committee reviews the median total direct compensation based upon our Benchmark Comparison Group.  The Committee then considers the median base salary compensation, median target annual cash incentive compensation and median equity compensation, also based upon our Benchmark Comparison Group, in determining the elements of total direct compensation for each position.

Elements of Compensation

The components of executive compensation for our NEOs, and the primary objectives of each, are summarized in the chart below:

Compensation Element	Description	Form	Objective
Base salary	Fixed based on level of responsibility, experience, tenure and qualifications	Cash	• Support talent attraction and retention

Annual Incentive Program	Variable based on the achievement of annual financial metrics	Cash	• Link pay and performance • Drive the achievement of short-term business objectives

LTI Compensation	Variable based on the achievement of longer-term goals and stockholder value creation	50% time-based RSUs and 50% performance share units (“PSUs”)	• Support talent attraction and retention • Link pay and performance • Drive the achievement of longer-term goals • Align with shareholder interests and focus on creating value over long-term

Other Compensation and Benefits Programs	Employee health, welfare and retirement benefits	Group medical benefits Life and disability insurance 401(k) plan participation Nonqualified deferred compensation plan	• Support talent attraction and retention

Because of the ability of our NEOs to directly influence our overall performance, and consistent with our philosophy of linking pay to performance, the compensation programs allocate a significant portion of compensation paid to our NEOs to both short-term and long-term performance-based incentive programs.  In addition, as an employee’s responsibility and ability to affect our financial results increases, base salary becomes a relatively smaller component of total compensation while long-term and at-risk incentive compensation becomes a larger component of total compensation.

Base Salary

Base salaries are set at competitive levels necessary to attract and retain top-performing senior executives, including our NEOs, and are intended to compensate senior executives for their job responsibilities and level of experience. The CNG Committee has a goal to set each of the elements of total compensation at or around the 50th percentile of the Benchmark Comparison Group (and, for our presidents of our four business units, the overall general industry), adjusted to reflect each executive’s individual performance and contributions.  However, as there were certain elements of compensation not available to us when we were wholly-owned by PEI, such as equity-based compensation, the CNG Committee recognizes that it will take time before all of the individual elements of total compensation can reach the 50th percentile goal.  In certain cases, including when an executive is recruited from another company or where it is otherwise appropriate to retain or incentivize an executive, the base salary may exceed the levels indicated in order to attract, and ultimately retain, the executive.

Michael Graham, Stephan Pace, Craig Cappel and Rachel Bishop each received a 3% merit increase, effective June 1, 2020.  Lance Mitchell did not receive a base salary adjustment in 2020.

Annual Incentive Compensation

2020 Annual Incentive Program

Our 2020 annual incentive program (“2020 AIP”) was designed to provide an opportunity for our senior executives, including our NEOs, to earn an annual incentive, paid in cash, based on the achievement of certain financial targets and strategic priorities.  An executive’s incentive target is a percentage of his or her base salary.

The 2020 AIP was designed to motivate our senior executives to achieve annual financial and other business goals based on our strategic, financial, and operating performance objectives. For our senior executives, including our NEOs, 90% of the payout under the 2020 AIP would be determined by 2020 Adjusted EBITDA year-over-year growth (“Adjusted EBITDA Growth”). The remaining 10% would be measured by working capital achievements in 2020. The targets and threshold levels for these performance metrics were set by the CNG Committee in the first quarter of 2020. Based on the combined Adjusted EBITDA Growth and working capital results, a participant could earn up to 200% of the target value.

In the first quarter of 2020, the CNG Committee established the following payout levels that would be associated with the degree to which Adjusted EBITDA Growth was attained for 2020:

Adjusted EBITDA Growth	Threshold	Target	Maximum
FY 2020 ($m)	590	662	708
% of FY 2019	90%	101%	108%
Percentage Payout Level	25%	100%	200%

The CNG Committee provided that payout levels would be interpolated for results between the threshold and maximum levels.

In the first quarter of 2020, the CNG Committee also established the target amounts to which the resulting percentage payout level would be applied. The target percentage of base salary, and resulting dollar amount, for each NEO was:

Name	Target % of Base Salary	Target Dollar Amount
Lance Mitchell	115%	$1,782,500
Michael Graham	60%	487,616
Stephan Pace	60%	274,849
Craig Cappel	60%	282,967
Rachel Bishop	60%	251,526

In February 2021, the CNG Committee determined the degree to which the Adjusted EBITDA Growth and working capital goals were attained, and the resulting payout level relative to the target amount for each metric. Based on Adjusted EBITDA Growth and achievement of working capital targets in 2020, the calculated payment was 200% of target, based on the following factors:

Metric	Actual ($m / %)	Payout Attainment (%)	Weight (%)	Final Payout (%)
Adjusted EBITDA Growth (FY 2020 result / % of FY 2019) (1)	$ 717 / 109%	200%	90%	180%
Working Capital(2)	N/A	200%	10%	20%
Total				200%

(1)	Adjusted EBITDA is a non-GAAP financial measure. Refer to Appendix A to this Proxy Statement for a reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.
(2)	The CNG Committee determined that the working capital goals were fully achieved.

The CNG Committee did not exercise any discretion to increase or decrease the amounts payable pursuant to the 2020 AIP as calculated pursuant to the terms as described above. As a result, based on the results as applied to the 2020 AIP as described above, the CNG Committee’s approval resulted in the payment of the following amounts to our NEOs under the 2020 AIP:

Name	2020 AIP Payment
Lance Mitchell	$3,565,000
Michael Graham	$975,233
Stephan Pace	$549,698
Craig Cappel	$565,934
Rachel Bishop	$503,052

The amounts paid to our NEOs pursuant to the 2020 AIP are set forth in the “Non-Equity Incentive Plan Compensation” column of our 2020 Summary Compensation Table, because the outcomes with respect to the relevant targets under the objectives were substantially uncertain at the time the targets were established by the CNG Committee and communicated to the NEOs.

IPO Success Transition Plan

In connection with our IPO, we entered into agreements with our NEOs and certain other key executives. The IPO Success Transition plan was implemented to further ensure leadership continuity, and its objectives were to retain executives through the IPO and beyond. Amounts under the plan were to be paid in two instalments. If the executive resigned or was terminated for cause before the end of the transition period, the executive would have been required to repay any instalments which had already been paid to him or her.

The IPO Success Transition payments were made as indicated below. No further payments are due. The following amounts are included in Summary Compensation Table in the “Bonus” column.

Total IPO Success Transition Payments 2020
Lance Mitchell	$1,782,500
Michael Graham	$798,716
Stephan Pace	$450,204
Craig Cappel	$463,500
Rachel Bishop	$412,000

Long-Term Incentive Compensation

Equity Awards Granted in 2020

In connection with our IPO, we also entered into equity retention agreements with our NEOs and certain other key executives. The retention plan was implemented to further ensure leadership continuity, and its objectives are to retain executives through the IPO and beyond.

On February 4, 2020, we issued the IPO RSUs to the NEOs and certain other persons under the Equity Incentive Plan. The RSUs vest over a three-year period, with 1/3 vesting each year, beginning on the first anniversary of the date of grant. Each of these executives must remain an employee on the applicable vesting date to receive shares underlying the vested RSUs.

In addition to the IPO RSUs, the LTI program for 2020 consisted of RSU and PSU awards. The CNG Committee believes that this mix emphasizes performance, further aligning with our stockholders’ interests, and promotes retention. The RSUs vest over a three-year period, with 1/3 vesting each year, beginning on the first anniversary of the date of grant. The PSUs will be earned based on the extent to which specified performance metrics established at the date of the grant are achieved, which for the PSUs granted in 2020 include earnings per share growth over the 2021-2022 period and Adjusted EBITDA growth over the 2020-2022 period. The earnings per share performance factor is weighted at 50% and the Adjusted EBITDA performance factor is weighted at 50%. Participants will have the ability to earn 50% of the target number of PSUs for achieving threshold performance and 200% of the target number of PSUs for achieving maximum performance. The number of PSUs earned, if any, will vest on the third anniversary of the date of grant.

The number of RSUs and the target number of PSUs granted to our NEOs in 2020 were as follows:

Name	IPO RSUs (#)	LTI RSUs (#)	LTI PSUs (#)
Lance Mitchell	59,615	32,311	32,311
Michael Graham	15,360	9,987	9,987
Stephan Pace	8,658	5,635	5,635
Craig Cappel	8,913	5,802	5,802
Rachel Bishop	7,923	5,152	5,152

PEI LTIP

Prior to the IPO, a small number of key executives, including our NEOs, participated in a cash-based long-term incentive program (“PEI LTIP”) established by PEI and designed to provide the participants an opportunity to earn incentive awards tied to sustained Adjusted EBITDA Growth over a three-year term.  Pursuant to the PEI LTIP, participants received a grant at the beginning of a three-year performance period that could be earned over such period in annual instalments based upon the attainment of certain Adjusted EBITDA Growth metrics set at the beginning of the period.  Each grant provided for a “Target Opportunity Award” (based on a percentage of base salary) that could be achieved over the three-year period. The performance results achieved in the first year of the three-year period established the total amount of the award (which was expressed as a percentage of the Target Opportunity Award) that could be payable over the specified three-year period. If actual performance did not meet the performance threshold level in the first year, the participant was no longer eligible to earn any amount over the three-year period.  If actual performance did meet the threshold in the first year, the participant would receive the first payment, but the second and third payments depended on performance results in the second and third years.

No new grants have been or will be made under the PEI LTIP after our IPO.  However, 2020 was the third year in the three-year period covered by the 2018 grant under the PEI LTIP, and was the second year in the three-year period covered by the 2019 grant under the PEI LTIP.  With respect to the 2018 grant, Adjusted EBITDA Growth in 2018 resulted in a payout equal to 72% of the target value, and therefore a participant could earn one-third of their Target Opportunity Award multiplied by 72% in each year of the three-year performance period. For 2020, the third year of the performance period under the 2018 grant, the full one-third was earned. With respect to the 2019 grant, Adjusted EBITDA Growth in 2019 resulted in a payout equal to 101% of the target value, and therefore a participant could earn one-third of their Target Opportunity Award multiplied by 101% in each year of the three-year performance period. For 2020, the second year of the performance period under the 2019 grant, the full one-third was earned. The amounts paid to our NEOs pursuant to the PEI LTIP are set forth in the “Non-Equity Incentive Plan Compensation” column of our Summary Compensation Table, because the outcomes with respect to the relevant targets under the objectives were substantially uncertain at the time the targets were established.

Other Compensation—Retirement and Welfare Benefits

Retirement and welfare benefit programs are a necessary element of the total compensation package to ensure a competitive position in attracting and retaining a committed workforce.  Participation in these programs is not tied to performance.

Our specific contribution levels to these programs are adjusted annually to maintain a competitive position while considering costs.

•

Employee Savings Plan. All non-union employees in the United States, including our NEOs, are eligible to participate in a tax-qualified retirement savings plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). We make a 2% non-elective contribution and matching contributions of 100% of the first 6% of an employee’s elective deferral contribution.

•

Welfare Plans. Our executives are also eligible to participate in our broad-based health and welfare plans (including medical, dental, vision, life insurance and disability plans) upon the same terms and conditions as other employees.

•	Pactiv Evergreen Pension Plan (formerly known as Reynolds Group Pension Plan). Certain employees, including Messrs. Pace and Cappel, have frozen benefits under the Pactiv Evergreen Pension Plan.

Employees who are at a designated salary grade or above, including all NEOs, may defer a portion of their salary and bonus each year into a nonqualified deferred compensation plan, which is a tax-deferred plan. We also make contributions to this plan mirroring percentage contributions made to the 401(k) plan. This program is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis.  The amounts deferred are our unsecured obligations, receive no preferential standing, and are subject to the same risks as any of our other unsecured obligations.

We provide the NEOs with limited perquisites and other personal benefits, including reimbursement of relocation costs. Additionally, we purchase tickets to various cultural, charitable, civic, entertainment and sporting events for business development and relationship building purposes, and to maintain involvement in communities in which we operate and our employees live.  Occasionally, our employees, including the NEOs, make personal use of tickets that would not otherwise be used for business purposes.  The CNG Committee periodically reviews the levels of perquisites and other personal benefits provided to our NEOs. The CNG Committee intends to maintain only those perquisites and other benefits that it determines to be necessary components of total compensation and that are not inconsistent with stockholder interests.

Employment Agreements

We have entered into employment agreements with each of our NEOs.  The employment agreements provide for an initial base salary and an annual cash target incentive percentage, which may be adjusted from time to time by the CNG Committee.  Other key elements of these agreements are outlined below.

Employee	Severance	Restrictive Covenants(1)

Lance Mitchell	• 12 months base salary plus a prorated target annual incentive • 24 months base salary plus a prorated target annual incentive if following a Sale of Business(2) • 12 months COBRA premium assistance	Yes

Michael Graham	• 12 months base salary • 24 months base salary plus a prorated target annual incentive if following a Sale of Business(2) • 12 months COBRA premium assistance	Yes

Stephan Pace	• 12 months base salary • 24 months base salary plus a prorated target annual incentive if following a Sale of Business(2) • 12 months COBRA premium assistance	Yes

Craig Cappel	• 12 months base salary • 24 months base salary plus a prorated target annual incentive if following a Sale of Business(2) • 12 months COBRA premium assistance	Yes

Rachel Bishop	• 12 months base salary • 24 months base salary plus a prorated target annual incentive if following a Sale of Business(2) • 12 months COBRA premium assistance	Yes

(1)	Restrictive covenants include non-competition and non-solicitation covenants during employment and for one year following termination of employment for any reason.
(2)

Increased severance provided if within 12 months following a Sale of Business, the employee is terminated without cause or resigns following a material reduction in his or her remuneration or scope of duties.

Equity Incentive Plan

The purpose of the Equity Incentive Plan is to motivate and reward our employees, directors, consultants and advisors to perform at the highest level and to further our best interests and those of our shareholders.

Administration

Our CNG Committee administers the Equity Incentive Plan. To the extent not inconsistent with applicable law, our CNG Committee may delegate to one or more of our officers some or all of the authority under the Equity Incentive Plan, including the authority to grant all types of awards authorized under the Equity Incentive Plan, except for grants to executive officers.

Eligibility

Generally, all employees, directors, consultants or other advisors of the Company or any of its affiliates are eligible to receive awards.

No Repricing

Except as provided in the adjustment provision of the Equity Incentive Plan, no action will directly or indirectly, through cancellation and regrant or any other method, reduce, or have the effect of reducing, the exercise price of any option or an SAR established at the time of grant thereof without approval of our shareholders.

Director Pay Cap

Subject to the adjustment provision of the Equity Incentive Plan, an individual who is a non-employee director may not receive awards, in cash or otherwise, for any calendar year that total more than $750,000 in the aggregate.

Anti-Hedging and Anti-Pledging Policy

Our employees and directors are prohibited from (i) engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities, and (ii) pledging Company securities in any circumstance, including by purchasing Company securities on margin or holding Company securities in a margin account.

Clawback Policy

We have a Compensation Recoupment Policy that permits us to recover from our executive officers incentive-based compensation received by him or her during any of the three years completed before any financial restatement trigger date. In the event of a financial restatement, if the amount of incentive compensation actually paid to an executive officer exceeds the amount of such compensation that would have been paid as calculated based on the financial restatement, the CNG Committee may seek to recover from such executive for the benefit of the Company an amount equal to the excess of the awarded compensation over the adjusted compensation.

Tax and Accounting Considerations

Tax Considerations of Our Executive Compensation

Section 162(m) of the Code generally limits the tax deductibility of annual compensation paid by public companies for certain executive officers to $1 million. Although our CNG Committee is mindful of the benefits of tax deductibility when determining executive compensation, the CNG Committee may approve compensation that will not be fully-deductible in order to ensure competitive levels of total compensation for its executive officers.

Accounting for Our Stock-Based Compensation

We account for stock-based payments, including grants under each of our equity compensation plans, in accordance with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

COMPENSATION, NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Compensation, Nominating and Corporate Governance Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation, Nominating and Corporate Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

THE COMPENSATION, NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Thomas Degnan, Chair
Gregory Cole
Richard Noll

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation paid to our NEOs during our fiscal years ended December 31, 2020, 2019 and 2018.

Name and Principal Position	Year	Salary ($)	Bonus(2) ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Lance Mitchell	2020	1,550,000	1,782,500	3,488,004	4,421,153	—	168,564	11,410,221
President and Chief Executive Officer	2019	1,550,000	1,550,000	—	3,429,903	—	168,564	6,698,467
	2018	1,458,333	—	—	2,645,687	—	122,322	4,226,342
Michael Graham	2020	812,694	798,716	998,380	1,305,874	—	97,350	4,013,014
Chief Financial Officer	2019	789,023	798,716	—	1,076,503	—	95,634	2,759,876
	2018	766,042	—	—	984,818	—	92,632	1,843,492
Stephan Pace	2020	458,082	450,204	563,096	736,066	58,600	64,340	2,330,388
President, Sales and Chief Customer Officer	2019	444,740	225,102	—	606,781	75,365	62,947	1,414,935
	2018	431,786	—	—	559,731	—	62,524	1,054,041
Craig Cappel	2020	471,611	463,500	579,742	748,286	55,125	64,564	2,382,828
President, Reynolds Cooking & Baking	2019	457,875	463,500	—	602,882	64,849	55,009	1,644,115
	2018	401,172	—	—	445,961	—	50,230	897,363
Rachel Bishop(1)	2020	419,210	412,000	515,014	604,052	—	56,274	2,006,550
President, Hefty Tableware	2019	372,152	412,000	—	373,415	—	30,578	1,188,145

(1)	Ms. Bishop joined the Company in February 2019.

(2)

Represents (a) for 2020 amounts awarded pursuant to IPO Success Transition bonuses as more fully described in the section entitled “Compensation Discussion and Analysis—Annual Incentive Compensation – IPO Success Transition Plan”, and (b) for 2019, one time retention bonuses.

(3)

Represents the aggregate grant date fair value of RSU and PSU awards granted during 2020, computed in accordance with FASB ASC Topic 718, which for RSUs was equal to the number of RSUs in the grant, multiplied by the price to the public in the case of IPO RSUs and the closing price of a share of our common stock on the date of grant in the case of the annual RSUs, and for PSUs was equal to the closing price of a share of our common stock on the date of grant, multiplied by the number of shares that would be earned based on the probable outcome of the applicable performance conditions.

The following table presents the grant date fair value of the RSUs included in the stock awards column above, as well as the grant date fair value of the PSUs and the grant date fair value of the PSUs assuming that the highest level of performance conditions would be achieved:

	2020 IPO RSUs	2020 Annual PSUs		2020 Annual RSUs
	Grant Date Fair Value	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)	Grant Date Fair Value
Name	($)	($)	($)	($)
Lance Mitchell	1,549,990	969,007	1,938,014	969,007

Michael Graham	399,360	299,510	599,020	299,510

Stephan Pace	225,108	168,994	337,988	168,994

Craig Cappel	231,738	174,002	348,004	174,002

Rachel Bishop	205,998	154,508	309,016	154,508

(4)

Represents the NEO’s payouts under (a) for 2020, the 2020 AIP and the PEI LTIP, (b) for 2019, the 2019 AIP and the PEI LTIP, and (c) for 2018, the PEI LTIP and the annual incentive plan operated by PEI.

Awards under the 2020 AIP were as follows:

Name	AIP Target Percentage (%)	Payment From Annual Incentive Plan ($)
Lance Mitchell	115%	3,565,000
Michael Graham	60%	975,233
Stephan Pace	60%	549,698
Craig Cappel	60%	565,934
Rachel Bishop	60%	503,052

Awards under the 2019 AIP were as follows:

Name	AIP Target Percentage (%)	Payment From Annual Incentive Plan ($)
Lance Mitchell	115%	2,174,650
Michael Graham	60%	577,565
Stephan Pace	60%	325,550
Craig Cappel	60%	335,165
Rachel Bishop	60%	272,415

Awards and payments under the prior PEI LTIP are set forth on the tables below. The first table shows the Target Opportunity Award for each NEO based upon performance results in prior years (expressed as a percentage). The amount reflected is the maximum amount that can be earned for such grant cycle. There was no PEI grant in 2020.

Years two and three of prior grants are contingent on the business meeting its performance goals. The second table shows the payouts (and for 2021, potential payouts) for each of the grants.

Name	2018 ($)	2018%	2019 ($)	2019%
Lance Mitchell	1,400,000	72%	1,550,000	101%
Michael Graham	564,650	72%	581,590	101%
Stephan Pace	318,270	72%	327,818	101%
Craig Cappel	287,799	72%	337,500	101%
Rachel Bishop	—	—	300,000	101%

Name	2018 ($)	2019 ($)	2020 ($)	2021(A) ($)
Lance Mitchell
2017 Grant	399,100	399,100
2018 Grant	334,320	334,320	334,320
2019 Grant		521,833	521,833	521,833
Michael Graham
2017 Grant	168,299	168,299
2018 Grant	134,838	134,838	134,839
2019 Grant		195,802	195,802	195,802
Stephan Pace
2017 Grant	94,863	94,863
2018 Grant	76,003	76,003	76,003
2019 Grant		110,365	110,365	110,365
Craig Cappel
2017 Grant	85,366	85,366
2018 Grant	68,726	68,726	68,727
2019 Grant		113,625	113,625	113,625
Rachel Bishop (B)
2019 Grant		101,000	101,000	101,000

(A)	Payouts for 2021 are contingent on the Company meeting performance goals.
(B)	Ms. Bishop joined the Company in February 2019.

(5)   Represents the aggregate change in the actuarial present value of the accumulated benefit under the legacy entitlements under the Pactiv Evergreen Pension Plan for each of Mr. Pace and Mr. Cappel (the only two NEOs who are participants in such plan), from December 31, 2019 to December 31, 2020 for the 2020 amounts and from December 31, 2018 to December 31, 2019 for the 2019 amounts.  In 2018, there was a decrease in the value of plan benefits for Mr. Pace and Mr. Cappel ($22,845 and $23,846, respectively), so these values are reported as $0.

No NEO received above market or preferential earnings on deferred compensation in any of the years indicated.  In the Summary Compensation Table included in Part III, Item 11 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, amounts were shown for each NEO for the 2019 year that included earnings on deferred compensation that were not above market or preferential.  The 2019 amounts in this column in the table above remove those amounts, as they are not required to be disclosed in this table.  As a result, the amounts in the “Total” column for 2019 have been reduced by the same amount.

(6)	Primarily represents employer contributions to the 401(k) Retirement Plan and the Nonqualified Deferred Compensation Plan.

The following table presents our contributions to the 401(k) Retirement Plan and the Nonqualified Deferred Compensation Plan for the 2020 year.

Name	Contributions To 401(k) Plan ($)	Contributions To Nonqualified Deferred Compensation Plan ($)
Lance Mitchell	22,800	142,200
Michael Graham	17,412	75,616
Stephan Pace	22,800	39,218
Craig Cappel	22,800	40,606
Rachel Bishop	22,541	32,530

The applicable amounts for the 2019 year were as follows:

Name	Contributions To 401(k) Plan ($)	Contributions To Nonqualified Deferred Compensation Plan ($)
Lance Mitchell	22,400	142,600
Michael Graham	21,122	70,690
Stephan Pace	22,400	36,288
Craig Cappel	22,400	30,518
Rachel Bishop	16,623	12,280

Other benefits reported under All Other Compensation include group life insurance and wellness credits.  Health and welfare benefits are not reported to the extent these benefits are generally available to all other salaried and non-union hourly employees.

2020 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding grants of plan-based awards to our NEOs during 2020.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name and Award Type	Grant Date	Date of CNG Committee Approval	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Lance Mitchell
2020 AIP			445,625	1,782,500	3,565,000
IPO RSUs	2/4/2020	1/21/2020							59,615	1,549,990
LTI RSUs	3/5/2020	3/4/2020							32,311	969,007
LTI PSUs	3/5/2020	3/4/2020				16,156	32,311	64,622		969,007
Michael Graham
2020 AIP			121,904	487,616	975,233
IPO RSUs	2/4/2020	1/21/2020							15,360	399,360
LTI RSUs	3/5/2020	3/4/2020							9,987	299,510
LTI PSUs	3/5/2020	3/4/2020				4,994	9,987	19,974		299,510
Stephan Pace
2020 AIP			68,712	274,849	549,698
IPO RSUs	2/4/2020	1/21/2020							8,658	225,108
LTI RSUs	3/5/2020	3/4/2020							5,635	168,994
LTI PSUs	3/5/2020	3/4/2020				2,818	5,635	11,270		168,994
Craig Cappel
2020 AIP			70,742	282,967	565,934
IPO RSUs	2/4/2020	1/21/2020							8,913	231,738
LTI RSUs	3/5/2020	3/4/2020							5,802	174,002
LTI PSUs	3/5/2020	3/4/2020				2,901	5,802	11,604		174,002
Rachel Bishop
2020 AIP			62,882	251,526	503,052
IPO RSUs	2/4/2020	1/21/2020							7,923	205,998
LTI RSUs	3/5/2020	3/4/2020							5,152	154,508
LTI PSUs	3/5/2020	3/4/2020				2,576	5,152	10,304		154,508

(1)

Amounts shown in this column represent the potential cash payout amounts under the 2020 AIP. The actual cash payout amounts under the 2020 AIP are disclosed in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)

Amounts represent the grant date fair value of the awards determined in accordance with FASB ASC Topic 718. Amounts related to PSUs represent the value at the grant date based upon the probable outcome of the performance conditions.

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR-END

The following table sets forth certain information regarding equity awards that have been granted to our named executive officers and that were outstanding as of December 31, 2020:

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Lance Mitchell	2/4/2020	59,615	(2)	1,790,835
	3/5/2020	32,311	(3)	970,622
	3/5/2020				32,311	(4)	970,622
Michael Graham	2/4/2020	15,360	(2)	461,414
	3/5/2020	9,987	(3)	300,009
	3/5/2020				9,987	(4)	300,009
Stephan Pace	2/4/2020	8,658	(2)	260,086
	3/5/2020	5,635	(3)	169,275
	3/5/2020				5,635	(4)	169,275
Craig Cappel	2/4/2020	8,913	(2)	267,747
	3/5/2020	5,802	(3)	174,292
	3/5/2020				5,802	(4)	174,292
Rachel Bishop	2/4/2020	7,923	(2)	238,007
	3/5/2020	5,152	(3)	154,766
	3/5/2020				5,152	(4)	154,766

(1)	Market value is calculated by multiplying the number of shares by $30.04, the closing sale price per share of our common stock on the Nasdaq Global Select Market on December 31, 2020.

(2)	Represents RSUs that vest one-third on each of the first three anniversaries of the grant date of February 4, 2020, subject to continued service on each vesting date.

(3)	Represents RSUs that vest one-third on each of the first three anniversaries of the grant date of March 5, 2020, subject to continued service on each vesting date.

(4)

Represents the target number of PSUs that can be earned based on the results of performance measures during the three-year performance period of 2020-2022. The PSUs that are earned will vest on March 5, 2023, subject to continued service on the vesting date.

2020 PENSION BENEFITS

The following table sets forth information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Lance Mitchell	—	—	—	—
Michael Graham	—	—	—	—
Stephan Pace	Pactiv Evergreen Pension Plan	9.67	466,269	—
Craig Cappel	Pactiv Evergreen Pension Plan	13.50	312,350	—
Rachel Bishop	—	—	—	—

Mr. Pace and Mr. Cappel have legacy entitlements under the Pactiv Evergreen Pension Plan (formerly known as Reynolds Group Pension Plan), an ERISA-qualified defined benefit plan maintained by PEI Group.

2020 NONQUALIFIED DEFERRED COMPENSATION

In 2020, we maintained a non-qualified deferred compensation plan that allowed participants to defer portions of their compensation.  The purpose of this plan is to allow such persons to defer receipt of such compensation, and therefore the tax obligations arising from such compensation, to a date elected by the participant.  The following table sets forth information with respect to each NEO’s participation in such plan.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Lance Mitchell	306,900	142,200	(53,158)	—	2,090,475
Michael Graham(4)	625,774	75,616	555,389	(242,775)	5,257,858
Stephan Pace	302,334	39,218	146,657	—	1,134,448
Craig Cappel	84,890	40,607	50,872	—	439,341
Rachel Bishop	293,447	32,530	153,160	—	874,497

(1)	The amounts shown in this column are reported in the Summary Compensation Table, as follows:
Name	Amount Reported in the Salary Column for 2020 ($)	Amount Reported in the Non-Equity Incentive Plan Compensation Column for 2020 ($)
Lance Mitchell	93,000	213,900
Michael Graham	284,443	341,331
Stephan Pace	27,485	274,849
Craig Cappel	28,297	56,593
Rachel Bishop	41,921	251,526

(2)	The amounts shown in this column are reported in the Summary Compensation Table as part of the amounts in the “All Other Compensation” column for 2020.
(3)

Of the amounts shown in this column, the following amounts are reported in the Summary Compensation Table as compensation including in the “Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns to the named executive officers in 2019 and 2018, respectively: Mr. Mitchell: $366,079 and $277,236; Mr. Graham: $617,326 and $631,072; Mr. Pace: $221,300 and $82,847; Mr. Cappel: $68,942 and $48,123; and Ms. Bishop: $383,712 and $0.

(4)

Mr. Graham’s fiscal year-end balance includes $2,584,855 that was transferred to his account from a previous deferred compensation plan in which he participated, the Graham Packaging Nonqualified Deferred Compensation Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreements

The Employment Agreements with the NEOs provide for severance in the event of certain types of termination:

•

if the executive is terminated without Cause (defined below) prior to a Sale of Business (defined below), the executive would be entitled to receive one times his or her base salary, paid in equal installments over 12 months following the date of termination;

o	Mr. Mitchell would also be entitled to his annual bonus at target prorated through the date of termination; and
•

if a Sale of Business occurs and within 12 months following the closing of such Sale of Business either the executive is terminated without Cause, or executive’s position is materially reduced in remuneration or scope of duties (“Good Reason”) and the executive terminates his or her employment, then the executive would be entitled to receive (i) two times his or her base salary plus (ii) his or her annual bonus at target prorated through the date of termination, paid in equal installments over 24 months following the Date of Termination.

The Employment Agreements provide that if the executive breaches any of the provisions of the Restrictive Covenant Agreement to which he or she is a party, the executive’s right to receive further payments of severance amounts will be terminated.

In addition, if the executive is terminated without Cause, then the executive and his or her eligible dependents will continue to be covered by the Company’s health plan for 12 months from the date of termination.

“Sale of Business” is defined in the Employment Agreements as the sale or other disposition of (x) more than 50% of the shares or other equity interests of the Company or the Company’s direct or indirect parent to a non-affiliated party, or (y) more than 50% of the businesses or assets that, as of the most recent year end, generated more than 50% of the Company’s EBITDA (as determined in good faith by PEI’s CEO, based on the Company’s regularly prepared financial statements), provided that a disposition as a result of lender foreclosure on assets or pursuant to a bankruptcy or judicially administered reorganization shall not constitute a Sale of Business. The Employment Agreements also provide that the executive’s position shall not be materially reduced by reason of the Company being smaller or having less operations as a result of the Sale of Business so long as the executive’s duties and responsibilities are generally consistent with his or her duties and responsibilities prior to the Sale of Business.

“Cause” is defined in the Employment Agreements as in the good faith determination of the CEO or Board of Directors that executive has engaged in conduct consisting of (i) dishonesty or other serious misconduct related to his or her duties as an employee of the Company, or (ii) willful and continual failure (unless due to incapacity resulting from physical or mental illness) to perform the duties of executive’s employment after written demand for substantial performance is delivered to executive by the Company specifically identifying the manner in which the executive has not substantially performed such duties.

Equity Awards

The RSU award agreements applicable to the NEOs provide that in the event of a termination of service due to the participant’s death or retirement, a pro rata portion of the RSU with respect to the applicable vesting period will vest following such termination of service based on a fraction, the numerator of which is the number of full calendar months the participant had been employed in the applicable vesting period through the date of termination, and the denominator of which is 12; provided that the participant must have been employed by the Company for at least twelve (12) months following the grant date of the RSUs.

The PSU award agreements applicable to the NEOs provide that in the event of a termination of service due to the participant’s death or retirement, any unvested PSUs shall vest effective as of the date of such termination of service based on the likely level of achievement of the performance condition, as determined in the sole discretion of the CNG Committee, prorated based on a fraction, the numerator of which is the number of full calendar months the participant has been employed from the grant date through the date of such termination of service, and the denominator of which is 36; provided that the participant must have been employed by the Company for at least twelve (12) months following the grant date of the PSUs.

The Equity Incentive Plan provides that in the event of a Change in Control (defined below), outstanding equity awards shall immediately vest and settle.  The PSU award agreements applicable to the NEOs provide that the number of unvested PSUs that will vest effective as of the date of such Change in Control will be based on the likely level of achievement of the performance condition, as determined in the sole discretion of the CNG Committee.

The Equity Incentive Plan defines “Change in Control” generally as the occurrence of any one or more of the following events:

(i)       a direct or indirect change in ownership or control of the Company effected through one transaction or a series of related transactions within a 12-month period, whereby any person other than the Company, directly or indirectly acquires or maintains beneficial ownership of securities of the Company constituting more than 50% of the total combined voting power of the Company’s equity securities issued and outstanding immediately after such acquisition;

(ii)         at any time during a period of 24 consecutive months, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority of members of the Board, with certain exceptions;

(iii)        the consummation of a merger, amalgamation or consolidation of the Company or any of its subsidiaries with any other corporation or entity, other than a merger, amalgamation or consolidation which would result in the voting securities of the Company issued and outstanding immediately prior to such merger, amalgamation or consolidation continuing to represent (either by remaining issued and outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) at least 50% of the combined voting power and total fair market value of the securities of the Company or such surviving entity or parent issued and outstanding immediately after such merger, amalgamation or consolidation; or

(iv)       the consummation of any sale, lease, exchange or other transfer to any person (other than an affiliate of the Company), in one transaction or a series of related transactions within a 12-month period, of all or substantially all of the assets of the Company and its subsidiaries.

Potential Payments Table

The table below reflects the estimated value of compensation and benefits payable to each of our NEOs upon the occurrence of certain events. The amounts in the table are based on a hypothetical termination of employment or change in control date on December 31, 2020.

	Termination Without Cause Prior to a Sale of Business	Termination Without Cause or for Good Reason Within 12 Months Following a Sale of Business	Termination Due to Death or Retirement	Change in Control
Name/Benefits	($)	($)	($)	($)
Lance Mitchell
Base salary	1,550,000	3,100,000	—	—
Annual bonus	1,782,500	1,782,500	—	—
Health benefits	11,055	11,055	—	—
Value of accelerated RSUs(1)	—	—	739,370	2,761,457
Value of accelerated PSUs(1)(2)	—	—	242,656	970,622
Total	3,343,555	4,893,555	982,026	3,732,079
Michael Graham
Base salary	822,677	1,645,354	—	—
Annual bonus	—	487,616	—	—
Health benefits	13,668	13,668	—	—
Value of accelerated RSUs(1)	—	—	79,190	761,424
Value of accelerated PSUs(1)(2)	—	—	75,002	300,009
Total	836,345	2,146,638	154,192	1,061,433

Potential Payments Table (cont.)

	Termination Without Cause Prior to a Sale of Business	Termination Without Cause or for Good Reason Within 12 Months Following a Sale of Business	Termination Due to Death or Retirement	Change in Control
Name/Benefits	($)	($)	($)	($)
Stephan Pace
Base salary	463,710	927,420	—	—
Annual bonus	—	274,849	—	—
Health benefits	13,846	13,846	—	—
Value of accelerated RSUs(1)	—	—	44,679	429,362
Value of accelerated PSUs(1)(2)	—	—	42,319	169,275
Total	477,556	1,216,115	86,998	598,637

Craig Cappel
Base salary	477,405	954,810	—	—
Annual bonus	—	282,967	—	—
Health benefits	13,846	13,846	—	—
Value of accelerated RSUs(1)	—	—	46,003	442,039
Value of accelerated PSUs(1)(2)	—	—	43,573	174,292
Total	491,251	1,251,623	89,576	616,331

Rachel Bishop
Base salary	424,360	848,720	—	—
Annual bonus	—	251,526	—	—
Health benefits	16,666	16,666	—	—
Value of accelerated RSUs(1)	—	—	40,851	392,773
Value of accelerated PSUs(1)(2)	—	—	38,692	154,766
Total	441,026	1,116,912	79,543	547,539

(1)

The RSU and PSU award agreements provide that the participant must have been employed by the Company for at least 12 months following the grant date of the applicable RSUs or PSUs for the RSUs and PSUs to vest upon the occurrence of the specified events. Since the RSUs and PSUs held by each NEO as of December 31, 2020 were granted following our IPO in early 2020, none of those awards had been held longer than 12 months from the respective grant dates, and therefore if the specified events had actually occurred on December 31, 2020, none of the RSUs or PSUs held by any of the NEOs would have vested and the related dollar values in the table would have been zero.  However, in order to provide more fulsome disclosure, the value of accelerated RSUs and PSUs in the table assumes such awards had been outstanding for at least 12 months following the grant date and was determined by multiplying the number of unvested RSUs and PSUs by $30.04, the closing price for our common stock on December 31, 2020.

(2)

The terms of the PSUs provide that the number of PSUs for which vesting would be accelerated would be determined based on the likely level of achievement of the performance conditions as determined by the CNG Committee. For purposes of this table, the number of PSUs that would vest upon the specified event is assumed to be at the target level of performance.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning our equity compensation plans as of December 31, 2020.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	407,520	(2)	—	(3)	10,077,505	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	407,520	(2)	—	(3)	10,077,505	(4)

(1)	Consists of the Equity Incentive Plan.

(2)

Consists of RSUs and PSUs. The number of PSUs included in these amounts consists of the maximum number of shares that participants are eligible to receive if applicable performance metrics are fully achieved under the terms of the PSUs.

(3)

RSUs and PSUs will be settled in shares of our common stock on a one-for-one basis at no additional cost and do not have an exercise price.  As a result, there is no weighted average exercise price to be included in this column.

(4)

Consists of shares available for awards under the Equity Incentive Plan as of December 31, 2020. The number of PSUs included in the amounts in this column removes from the number of securities remaining available for future issuance the maximum number of shares which the participant is eligible to receive if applicable performance metrics are fully achieved with respect to the PSUs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of common stock of the Company beneficially owned as of March 31, 2021, by: (i) each director; (ii) each of the NEOs; (iii) all executive officers and directors as a group; and (iv) persons known to us to be the beneficial owner of more than 5% of our outstanding common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to the Company that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 209,757,984 shares of our common stock outstanding as of March 31, 2021. The number of shares beneficially owned includes shares of our common stock that each person has the right to acquire within 60 days of March 31, 2021, including upon the vesting of RSUs. These shares are deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by any other person.

Name of beneficial owner	Shares of Common Stock Owned(1)	Percent of class
Directors:
Lance Mitchell	36,541	*
Gregory Cole	10,000	*
Thomas Degnan	—	*
Helen Golding	—	*
Marla Gottschalk	4,335	*
Allen Hugli	5,000	*
Richard Noll(2)	21,502	*
Ann Ziegler	—	*
Named Executive Officers:
Michael Graham	7,959	*
Stephan Pace	3,216	*
Craig Cappel	3,257	*
Rachel Bishop	2,942	*
All executive officers and directors as a group (15 individuals)	107,300	*

Greater than 5% Stockholders:
PFL(3)	155,455,000	74%

*Less than 1%.

(1)	Does not include any RSUs or PSUs held by executive officers and directors, as none of those outstanding awards are scheduled to vest within 60 days following March 31, 2021.

(2)	Includes 6,502 shares held by Mr. Noll directly and 15,000 shares held in revocable living trust in which Mr. Noll is the trustee.

(3)

PFL is wholly-owned by Packaging Holdings Limited (“PHL”), which is wholly-owned by Mr. Graeme Hart.  The principal business address of PFL, PHL, and Mr. Hart is c/o Rank Group Limited, Floor 9, 148 Quay Street, Auckland, 1010 New Zealand.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Prior to our separation from PEI and our initial public offering (“IPO”), we operated as part of PEI Group’s (previously known as RGHL Group) broader corporate organization rather than as a stand-alone public company.  PEI Group and Rank have performed or supported various corporate services for us, and we have engaged in various transactions with PEI Group.  In connection with our IPO, we entered into new agreements with the PEI Group and Rank. The prices and other terms of these new agreements were negotiated on what we believe to be an arm’s-length basis. The historical (pre-IPO) and current arrangements we had and have with PEI Group and Rank are described below.

Historical Arrangements

Defined Benefit Plans

Prior to our separation from PEI Group and IPO, certain of our employees participated in a defined benefit plan sponsored by a member of PEI Group.

Administrative Services and Lease

PEI Group has provided us certain administrative services, including executive management, human resources, procurement, finance, legal, tax and information technology services, and use of space in our headquarters building in Lake Forest, Illinois.  Total costs allocated to us for these functions were $2 million for 2020.  These amounts include costs of $1 million that were not historically allocated to us as part of PEI Group's normal monthly reporting process. In addition, costs of $2 million were allocated to us related to the IPO process that cannot be deferred and offset against the IPO proceeds, as well as costs related to our preparations to operate as a stand-alone public company.

Repurchase of Accounts Receivables Previously Sold to PEI Group

On January 30, 2020, we repurchased all of the U.S. accounts receivable that we previously sold through PEI Group’s securitization facility for $264 million, $240 million of which was settled in cash and the remaining amount used to settle certain current related party receivables. The cash to purchase these receivables was provided by an increase in related party borrowings, which was subsequently settled.

Intercompany Indebtedness

Our outstanding borrowings, net of deferred financing transaction costs and original issue discounts plus accrued interest incurred under the PEI Group Credit Agreement were reallocated to an entity within PEI Group and on February 4, 2020, we were fully and unconditionally released from the security and guarantee arrangements relating to PEI Group’s borrowings. This reallocation resulted in a payment to PEI Group of $8 million for accrued interest and an increase of $2,001 million in related party borrowings, which was subsequently settled.

On February 4, 2020, we repaid $3,627 million of related party borrowings and $22 million of related party accrued interest owed to PEI Group and capitalized, as additional paid-in capital without the issuance of any additional shares, the remaining $831 million balance of the related party borrowings owed to PEI Group.

Transfers of Property, Plant and Equipment

In 2019, in preparation for our IPO the ownership or lease of certain plants, warehouses, equipment (including manufacturing lines), information technology assets and inventory, were transferred to us from PEI Group with a net book value in an amount totaling $110 million.

Current Arrangements

Supply, Warehousing and Freight Agreements with Pactiv

We have entered into supply agreements to continue selling products to and buying products from Pactiv. These agreements will expire on December 31, 2024.  Certain of the products we manufacture and sell to Pactiv are made using equipment in our plants that is owned by Pactiv, and certain of the products that Pactiv manufactures and sells to us are made using equipment in Pactiv’s plants that is owned by us. Under the supply agreements, we and Pactiv agree to maintain the other party’s equipment that is in such party’s plants, provided that any required capital expenditures related to such equipment are the equipment owner’s responsibility. We have (i) sold products to Pactiv, primarily aluminum foil and aluminum foil containers, and (ii) purchased products from Pactiv, primarily tableware. For 2020, revenues from products sold to Pactiv were $116 million and we paid $330 million for purchases from Pactiv.

We have entered into a warehousing and freight services agreement with Pactiv to continue storing many of our finished goods in warehouses operated by Pactiv and to provide certain freight services for shipments from our plants to our warehouses (including Pactiv warehouses) and from our warehouses to our customers. The term of the warehousing services under the agreement will vary by location.  The term of the freight services under the agreement is for approximately three years. For 2020, Pactiv charged us freight and warehousing costs of $80 million.

Transition Services Agreements

We have entered into three Transition Services Agreements (“TSAs”) with members of PEI Group and Rank:

•

A TSA whereby PEI Group will continue to provide certain administrative services to us, including information technology service; accounting, treasury, financial reporting and transaction support; human resources; procurement; tax, legal and compliance related services; and other corporate services.  These services will be consistent with administrative services provided to us by PEI Group prior to our IPO and the charges are at forecasted cost or current cost plus margin.  In addition, we will provide certain services to PEI Group, consistent with services provided by us to PEI Group prior to our IPO, which are also charged at current cost plus margin.  Additionally, we have agreed that at each other’s request, certain tax, financial and other information will be provided to enable preparation of tax and financial reports of the respective parties and for other business purposes.

•

A TSA whereby Rank provides certain administrative services to us, including financial reporting, consulting and compliance, insurance procurement and human resources support, legal and corporate secretarial support and related services, to be charged at an agreed hourly rate, and we will provide, at Rank’s request, certain historical tax and financial information to enable Rank to prepare certain of its tax and financial reports.  These services are also charged at an agreed hourly rate.

•

A TSA for our Red Bluff, California and Huntersville, North Carolina facilities, acquired from Pactiv in 2019, whereby Pactiv provides certain services to us, including tooling and engineering support, financial services, procurement services, and environmental, health and safety services, charged at an agreed rate.

The services provided under these TSAs will terminate within 24, 24, and 12 months, respectively (excluding the provision of information), provided that the party receiving services may terminate certain specified services early.

Leases

We lease our corporate headquarters in Lake Forest, IL from Pactiv.  We occupy approximately 70,000 square feet at market rent with a term of ten years, beginning January 1, 2020, with two five-year renewal options. We amended the lease agreement by adding approximately 32,000 square feet at market rent, beginning February 1, 2021, at our corporate headquarters. We also lease approximately 26,000 square feet in Pactiv’s Canandaigua, New York facility for certain research and development activities.  The Canandaigua lease is at market rent and has a term of five years, beginning January 1, 2020, provided we have the right to terminate the lease on six months’ notice.

Policies and Procedures for Transactions with Related Persons

We have adopted a Related Person Transaction Policy that provides that our executive officers, directors, nominees for election as a director, beneficial owners of 5% or more of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related party transaction with us without the approval or ratification of a designated committee of our board of directors (which will initially be the Audit Committee) or other committee designated by our board of directors made up solely of independent directors. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of 5% or more of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to our Audit Committee or other committee of independent directors for review to determine whether the related party involved has a direct or indirect material interest in the transaction. In reviewing any such proposal, our Audit Committee or other committee of independent directors are to consider the relevant facts of the transaction, including the risks, costs and benefits to us and whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances.

Compensation Committee Interlocks and Insider Participation

During 2020, the members of our CNG Committee were Gregory Cole, Thomas Degnan and Richard Noll, none of whom is or has been our current or former officer or employee or was involved in a relationship requiring disclosure as an interlocking director or under Item 404 of Regulation S-K.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the Annual Meeting and the matters to be voted on at the Annual Meeting or at any adjournments or postponements thereof. We urge you to read the remainder of this Proxy Statement carefully because the information in this section does not provide all information that might be important to you. Please refer to the more detailed information contained elsewhere in this Proxy Statement and the documents referred to in this Proxy Statement, which you should read carefully.

What are the purposes of the Annual Meeting?

The Annual Meeting is being held for the purposes of considering and taking action with respect to the following:

1.	to elect three directors to serve until the 2024 Annual Meeting of Stockholders;
2.	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021;
3.	to approve, on an advisory basis, the 2020 compensation of our named executive officers as disclosed in the accompanying proxy statement;
4.	to vote, on an advisory basis, on the frequency of future advisory votes on the compensation of our named executive officers; and
5.	to transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof.

How can I participate in the Annual Meeting?

The Annual Meeting will be a completely virtual meeting. There will be no physical meeting location.

To participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/REYN2021 and enter the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. You may begin to log into the meeting platform beginning at 3:45 p.m., Central Time (“CT”), on May 25, 2021. The meeting will begin promptly at 4:00 p.m. CT on May 25, 2021.

If you wish to submit a question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/REYN2021, and follow the instructions in the virtual meeting platform for submitting a question. Questions must pertain to meeting matters, and the question and answer session will be subject to time constraints and rules of conduct. Questions regarding personal matters, including those related to employment, product issues or suggestions for product innovations, are not pertinent to meeting matters and therefore will not be answered.

If you encounter any technical difficulties with the virtual meeting platform on the Annual Meeting day either during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting platform log in page.

Who is entitled to vote at the Annual Meeting?

As of the close of business on March 31, 2021, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 209,757,984 shares of our common stock, par value $0.001 per share, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of our common stock held by such stockholder.

What constitutes a quorum for the Annual Meeting?

Our Amended and Restated Bylaws (the “Bylaws”) provide that a majority of the total voting power of all outstanding shares of stock generally entitled to vote at a meeting of stockholders, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting.

What is the difference between a “stockholder of record” and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, then the broker, bank or other nominee is considered to be the stockholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.”

What are broker non-votes?

If your shares are held in “street name,” your broker, bank or other nominee is required to vote your shares according to your instructions. If you do not give instructions to your broker, bank or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items. Proposals 1, 3 and 4 are “non-discretionary” items. If you do not instruct your broker, bank or other nominee how to vote with respect to those proposals, it may not vote for those proposals, and those votes will be counted as broker “non-votes.” Proposal 2 is considered to be a discretionary item, and your broker, bank or other nominee will be able to vote on this proposal even if it does not receive instructions from you.

What vote is required to approve each proposal?

The following sets forth the votes that are required from the holders of common stock to approve each of the proposals, and the impact of abstentions and broker non-votes:

Proposal Number	Subject	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
1	Election of directors	Directors will be elected by a plurality of the votes present and entitled to vote. The nominees receiving the most FOR votes will be elected.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

2	Ratification of appointment of independent registered public accounting firm	The holders of a majority of the votes cast at the meeting must vote FOR to approve the proposal.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

3	Advisory vote to approve the compensation of our named executive officers	The holders of a majority of the votes cast at the meeting must vote FOR to approve the proposal.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

4	Advisory vote on the frequency of future advisory votes on the compensation of our named executive officers	While advisory and non-binding, the frequency (every one, two or three years) that receives the most votes will be considered as representing the stockholders’ preference.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

What are the Board of Directors’ recommendations on how I should vote my shares?

•	Proposal 1: FOR all nominees for election as directors.
•	Proposal 2: FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021.
•	Proposal 3: FOR the advisory vote to approve the compensation of our named executive officers.
•	Proposal 4: FOR ANNUAL for the frequency of future advisory votes on executive compensation.

How can I vote?

During the Meeting: If you plan to virtually attend the Annual Meeting and to vote during the meeting, we will provide you with an online ballot during the Annual Meeting through the virtual stockholder meeting platform at www.virtualshareholdermeeting.com/REYN2021.  To vote at the meeting, please follow the instructions on your proxy card. We recommend you vote by proxy even if you plan to attend the Annual Meeting. You can always change your vote at the meeting.

By Proxy: You may vote by proxy through the following means.

If you are a stockholder of record, you have several choices. You can vote your shares by proxy:

•	by mailing a proxy card;
•	via the internet; or
•	over the telephone.

Please refer to the specific instructions set forth on the Notice or printed proxy materials. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

If you hold your shares through a broker, bank or other nominee, the firm that holds your shares will provide you with materials and instructions for voting your shares.

If you complete and submit your proxy before the meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the meeting.

Can I change my vote after I have submitted a proxy?

If you are a stockholder of record, you may revoke your proxy by (1) following the instructions on the Notice or proxy card, as applicable, and entering a new vote by mail, over the internet or by phone by the time specified on the Notice or proxy card, as applicable, (2) sending a written notice of revocation to Reynolds Consumer Products, 1900 West Field Court, Lake Forest, IL 60045 Attention: Corporate Secretary, or (3) attending the Annual Meeting and voting through the online platform (although attendance at the Annual Meeting will not in and of itself revoke a proxy).

If a broker, bank or other nominee holds your shares, you must contact them in order to find out how to revoke or change your vote.

What happens if additional matters are presented at the Annual Meeting?

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxies will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

The Company is making this solicitation and will pay the entire cost of preparing and distributing the Notice and these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the internet, you are responsible for any internet access charges that you may incur. Our directors, officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise.

What is the deadline for submitting a stockholder proposal for the 2022 annual meeting?

Any stockholder proposal intended to be included in the proxy statement for the 2022 Annual Meeting of Stockholders must satisfy the SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”), and be received no later than December 13, 2021.

In addition, our Bylaws contain advance notice provisions requiring a stockholder who wishes to present a proposal or nominate directors at our next Annual Meeting of Stockholders (whether or not to be included in the proxy statement) to comply with certain requirements, including providing timely written notice thereof in accordance with our Bylaws. To be timely for our 2022 Annual Meeting of Stockholders, any such proposal must be delivered in writing to our Secretary at our principal executive offices between the close of business on November 26, 2021 and January 25, 2022. If the date of the next Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the first anniversary of the 2021 Annual Meeting of Stockholders, then notice by the stockholder must be received by us no earlier than the close of business on the 120th day prior to the date of such Annual Meeting and not later than the close of business on the later of (1) 70 days prior to the date of such Annual Meeting or (2) the 10th day following the day on which public announcement of the date of such meeting is first made.

The foregoing is subject to the Stockholders Agreement between the Company and PFL which provides that PFL has the right to nominate all of our directors so long as the Hart Entities beneficially own at least 50% of the outstanding shares of our common stock; a majority of our directors so long as they own at least 40% of our stock; and at least one director so long as they own at least 10% of our stock.

What is “householding”?

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials, Proxy Statement and 2020 Annual Report to Stockholders, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at Reynolds Consumer Products Inc., 1900 W. Field Court, Lake Forest, Illinois 60045, Attention: Corporate Secretary or call us at (800) 879-5067. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials, Proxy Statement, or 2020 Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker, bank or other nominee record holder, or you may contact us at the above address or telephone number.

AVAILABILITY OF FORM 10-K

Stockholders may receive, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC, including financial statements (and excluding exhibits, which are available for a reasonable fee), by written request to our Corporate Secretary at Reynolds Consumer Products Inc., 1900 W. Field Court, Lake Forest, Illinois 60045. Our Form 10-K is also available on our website in the “Investors—Financial Information –SEC Filings” section of our website at www.reynoldsconsumerproducts.com.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act that may incorporate future filings (including this Proxy Statement, in whole or in part), the Audit Committee Report and the Compensation Committee Report included in this Proxy Statement shall not be incorporated by reference in any such filings.

APPENDIX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

Adjusted EBITDA is referenced in this Proxy Statement and represents net income calculated in accordance with GAAP, plus the sum of income tax expense, net interest expense, depreciation and amortization and further adjusted to exclude, as applicable, unrealized gains and losses on commodity derivatives, factoring discounts (pre-IPO), the allocated related party management fee (pre-IPO), and IPO and separation-related costs. Adjusted EBITDA Growth in 2020 is a comparison of Adjusted EBITDA in 2020 compared to Adjusted EBITDA in 2019.

Adjusted EBITDA is a non-GAAP financial measure and should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.

The following table contains a reconciliation of Net Income and Net Income Growth, the most directly comparable GAAP financial measure, to Adjusted EBITDA and Adjusted EBITDA Growth for each of the periods indicated:

	Year Ended December 31,
(In millions, except for %)	2020	2019	Change	% Change
Net Income – GAAP	$363	$225	$138	61%
Income tax expense	153	76	77	101%
Interest expense, net	70	209	(139)	(67)%
Depreciation and amortization	99	91	8	9%
Factoring discount	—	25	(25)	(100)%
Allocated related party management fee	—	10	(10)	(100)%
IPO and separation-related costs	31	31	—	—%
Unrealized gains on derivatives	—	(9)	9	(100)%
Other	1	(3)	4	(133)%
Adjusted EBITDA (Non-GAAP)	$717	$655	$62	9%

REYNOLDS CONSUMER PRODUCTS INC. 1900 W. FIELD COURT LAKE FOREST, IL 60045 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 24, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/REYN2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 24, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D37469-P50158 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY REYNOLDS CONSUMER PRODUCTS INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Withhold For Nominees: 1a.Thomas Degnan 1b. Helen Golding 1c. Allen Hugli For Abstain Against The Board of Directors recommends you vote FOR the following proposals: 2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021. 3. To approve, on an advisory basis, the compensation of our named executive officers. 1 Year 2 Years Abstain 3 Years The Board of Directors recommends you vote 1 YEAR on the following proposal: 4. To vote, on an advisory basis, on the frequency of future advisory votes on the compensation of our named executive officers. NOTE: In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting or at any and all adjournments or postponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2021: This Proxy Statement and 2020 Annual Report to Stockholders are available at www.proxyvote.com. D37470-P50158 REYNOLDS CONSUMER PRODUCTS INC. Annual Meeting of Stockholders May 25, 2021 4:00 PM Central Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) David Watson and Chris Mayrhofer, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of REYNOLDS CONSUMER PRODUCTS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 4:00 p.m. Central Time on May 25, 2021, virtually at www.virtualshareholdermeeting.com/REYN2021, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" each nominee for election as a director, "FOR" proposals 2 and 3, and "1 Year" on proposal 4. Continued and to be signed on reverse side